EXHIBIT 5


                                 July 3, 2001


Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ   08809

Re:      Unity Bancorp, Inc.
         Registration Statement on Form S-8

Dear Sirs:

     We have acted as counsel for Unity Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to an aggregate of 50,000 (78,750 as adjusted) shares of Common Stock, no par value per share, of the Company (the "Shares") to be issued by the Company pursuant to the 1997 Stock Bonus Plan to certain members of management of the Company, including employees and non-employee directors, 50,000 (78,750 as adjusted) Shares to be issued by the Company pursuant to the 1997 Stock Option Plan to certain members of management, including employees and non-employee directors, 150,000 (236,250 as adjusted) Shares to be issued by the Company pursuant to the 1998 Stock Option Plan to certain offices, employees and directors and 300,000 Shares to be issued by the Company pursuant to the 1999 Stock Option Plan to certain officers, employees and directors, the forms of which are attached as exhibits to the Registration Statement (the "Agreements").

     In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company, the form of Agreements, and such other certificates, records instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, we are of the opinion that upon issuance and delivery by the Company of the Shares pursuant to the exercise of stock options, and payment of the exercise price therefore and in accordance with the terms of the Agreements, in cash or other consideration permitted under Section 152 of the Delaware General Corporation Law (the "Act"), the Shares issued will be legally issued, fully paid and non-assessable.


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     The issuance of the Shares is subject to the continuing effectiveness of the Registration Statement and the qualification, or exemption from registration, of such Shares under certain state securities laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                        Very truly yours,



                                        /s/ WINDELS MARX LANAE & MITTENDORF, LLP


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